Exhibit 99.1

Contact:	Baker Hughes Incorporated
Gary R. Flaharty (713) 439-8039	P.O. Box 4740
H. Gene Shiels (713) 439-8822	Houston, Texas 77210-4740
Baker Hughes Announces Record First Quarter Results
     HOUSTON, Texas – April 26, 2006. Baker Hughes Incorporated (BHI – NYSE; EBS) today announced that income from continuing operations for the first quarter 2006 was $318.8 million or $0.93 per diluted share, compared to $178.4 million or $0.53 per diluted share for the first quarter 2005 and $257.4 million or $0.75 per diluted share for the fourth quarter 2005.
     Net income for the first quarter 2006 was $339.2 million or $0.99 per diluted share, compared to $179.8 million or $0.53 per diluted share for the first quarter 2005 and $257.9 million or $0.75 per diluted share for the fourth quarter 2005.
     Revenue for the first quarter 2006 was $2,062.0 million, up 26% compared to $1,642.9 million for the first quarter 2005 and up 4% compared to $1,989.4 million for the fourth quarter 2005.
Chad C. Deaton, Baker Hughes chairman and chief executive officer, said, “Pricing realization exceeded our expectations in this record quarter. Our strong first quarter results, particularly in North America, the North Sea and the Middle East, reflect customer recognition of the value our technology delivers and our continuing focus on execution and reliability.
     “Last Friday we announced that we had reached agreement with Schlumberger to sell them our minority interest in WesternGeco for $2.4 billion. While we were pleased with WesternGeco’s results and the accomplishments of the management team, we believe this was an excellent opportunity to exit our minority ownership position. Given our positive, multi-year outlook for the market, we expect to continue to generate cash in excess of our needs to grow our business. Accordingly, the Board increased our stock repurchase authorization by $1.8 billion which will be funded by the $1.8 billion cash proceeds, net of tax, generated by the sale of our interest in WesternGeco.”
     Mr. Deaton concluded, “The environment remains positive for continued market growth over the next several years. Global demand for oil and gas has remained strong, challenging our customers to find and develop new reservoirs to offset depletion and meet growing demands. Our customers are taking a long-term approach to the market with a focus on technology, reliability and execution. We are continuing to invest in people and technology today to satisfy the future demands of this growing market and to address geographic opportunities, particularly in the Eastern Hemisphere where we believe we have the greatest opportunities for growth.”
     During the first quarter 2006, debt decreased $4.5 million to $1,083.4 million, and cash and short-term investments decreased $131.9 million to $642.1 million. In the first quarter 2006, the company’s capital expenditures were $159.1 million, depreciation and amortization was $100.0 million and dividend payments were $44.4 million.
     During the first quarter of 2006, the company repurchased 1.3 million shares at an average price of $67.41 for a total of $90.7 million. During the first three weeks of April 2006, the company repurchased 0.6 million shares at an average price of $71.72 for a total of $45.4 million. On April 21, 2006 the company announced that it increased its share repurchase authorization by $1.8 billion. As of April 21, 2006, the company has authorization remaining to repurchase approximately $2.1 billion in stock.
     Income from discontinued operations, net of tax, was $20.4 million and included a $19.2 million gain on the sale of Baker SPD. During the first quarter of 2006, the company sold Baker SPD, a product line group within the Baker Oil Tools division of the Completion and Production segment, for $42.5 million and has recorded a gain on the sale of assets of $19.2 million, net of tax of $11.0 million. For the twelve months ended December 31, 2005, Baker SPD had revenues of $32.5 million and net income of $4.9 million. In December 2005, the company reclassified all prior periods to reflect Baker SPD as a discontinued operation.

Financial Information
Consolidated Statements of Operations

	Three Months Ended
(In millions, except per share amounts)	March 31,		December 31,
UNAUDITED	2006	2005	2005
Revenues	$2,062.0	$1,642.9	$1,989.4

Costs and Expenses:
Costs of revenues	1,349.5	1,155.6	1,351.1
Selling, general and administrative	272.1	220.9	280.7

Total costs and expenses	1,621.6	1,376.5	1,631.8

Operating income	440.4	266.4	357.6
Equity in income of affiliates	48.2	20.5	33.9
Interest expense	(16.5)	(18.6)	(18.2)
Interest income	7.3	1.9	7.9

Income from continuing operations before income taxes	479.4	270.2	381.2
Income taxes	(160.6)	(91.8)	(123.8)

Income from continuing operations	318.8	178.4	257.4
Income from discontinued operations, net of tax	20.4	1.4	1.4

Income before cumulative effect of accounting change	339.2	179.8	258.8
Cumulative effect of accounting change, net of tax	—	—	(0.9)

Net income	$339.2	$179.8	$257.9

Basic earnings per share:
Income from continuing operations	$0.93	$0.53	$0.76
Income from discontinued operations	0.06	—	—

Net income	$0.99	$0.53	$0.76

Diluted earnings per share:
Income from continuing operations	$0.93	$0.53	$0.75
Income from discontinued operations	0.06	—	—

Net income	$0.99	$0.53	$0.75

Weighted average shares outstanding, basic (thousands)	341,198	337,668	341,156
Weighted average shares outstanding, diluted (thousands)	342,650	339,483	343,206

Depreciation and amortization expense	$100.0	$92.4	$99.2

Capital expenditures	$159.1	$85.6	$159.2

Calculation of EBIT and EBITDA (non-GAAP measures)1

	Three Months Ended
(In millions)	March 31,		December 31,
UNAUDITED	2006	2005	2005
Income from continuing operations before income taxes	$479.4	$270.2	$381.2
Interest expense	16.5	18.6	18.2

Earnings before interest expense and taxes (EBIT)	495.9	288.8	399.4
Depreciation and amortization expense	100.0	92.4	99.2

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$595.9	$381.2	$498.6

1EBIT and EBITDA are non-GAAP measurements. Management uses EBIT and EBITDA because it believes that such measurements are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measurements may be used by investors to make informed investment decisions.

Consolidated Balance Sheets

	UNAUDITED	AUDITED
(In millions)	March 31, 2006	December 31, 2005

ASSETS
Current Assets:
Cash and cash equivalents	$558.2	$697.0
Short-term investments	83.9	77.0
Accounts receivable, net	1,789.0	1,673.4
Inventories	1,214.6	1,126.3
Deferred income taxes	184.1	181.2
Other current assets	71.4	68.6
Assets of discontinued operations	—	16.6

Total current assets	3,901.2	3,840.1

Investments in affiliates	720.9	678.9
Property, net	1,412.2	1,355.5
Goodwill	1,335.1	1,315.8
Intangible assets, net	193.3	163.4
Other assets	463.4	453.7

Total assets	$8,026.1	$7,807.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$580.9	$558.1
Short-term borrowings and current portion of long-term debt	6.4	9.9
Accrued employee compensation	300.6	424.5
Income taxes	199.7	141.5
Other accrued liabilities	214.9	222.9
Liabilities of discontinued operations	—	3.8

Total current liabilities	1,302.5	1,360.7

Long-term debt	1,077.0	1,078.0
Deferred income taxes and other tax liabilities	258.5	228.1
Pensions and postretirement benefit obligations	344.5	336.1
Other liabilities	90.0	106.7

Stockholders’ Equity:
Common stock	341.2	341.5
Capital in excess of par value	3,242.8	3,293.5
Retained earnings	1,558.0	1,263.2
Accumulated other comprehensive loss	(188.4)	(188.0)
Unearned compensation	—	(12.4)

Total stockholders’ equity	4,953.6	4,697.8

Total liabilities and stockholders’ equity	$8,026.1	$7,807.4

Segment Highlights
     We report our results under three segments: Drilling and Evaluation, which consists of the Baker Atlas, Baker Hughes Drilling Fluids, Hughes Christensen, and INTEQ divisions; Completion and Production, which consists of the Baker Oil Tools, Baker Petrolite, and Centrilift divisions and the Production Optimization Group; and WesternGeco, the seismic joint venture with Schlumberger Limited in which we have a 30% interest. In this news release “Oilfield Operations” refers to the combination of the Drilling and Evaluation and the Completion and Production segments. The results of Oilfield Operations and WesternGeco are reported as “Total Oilfield.” Historical information on these segments from the first quarter of 2001 through the first quarter of 2006 can be found on our website at www.bakerhughes.com/investor in the “investor relations/financial information” section.
     Operational highlights for the three months ended March 31, 2006, March 31, 2005 and December 31, 2005 are detailed below. All results are unaudited and shown in millions.
Comparison of Quarters — Year over Year
(For the Three Months Ended March 31, 2006 and 2005)

	Revenue		Operating Profit Before Tax[1]
	Q1 2006	Q1 2005	Q1 2006	Q1 2005
Drilling and Evaluation	$1,084.5	$839.3	$280.3	$158.5
Completion and Production	977.5	803.2	207.7	151.5

Oilfield Operations	2,062.0	1,642.5	488.0	310.0
WesternGeco	—	—	47.9	19.3

Total Oilfield	2,062.0	1,642.5	535.9	329.3
Corporate, net interest and other	—	0.4	(56.5)	(59.1)

Total	$2,062.0	$1,642.9	$479.4	$270.2

Comparison of Quarters — Sequential
(For the Three Months Ended March 31, 2006 and December 31, 2005)

	Revenue		Operating Profit Before Tax[1]
	Q1 2006	Q4 2005	Q1 2006	Q4 2005
Drilling and Evaluation	$1,084.5	$1,046.2	$280.3	$237.7
Completion and Production[2]	977.5	943.2	207.7	183.9

Oilfield Operations	2,062.0	1,989.4	488.0	421.6
WesternGeco	—	—	47.9	33.4

Total Oilfield	2,062.0	1,989.4	535.9	455.0
Corporate, net interest and other	—	—	(56.5)	(73.8)

Total	$2,062.0	$1,989.4	$479.4	$381.2

[1]	Operating profit before tax is a non-GAAP measure comprised of income from continuing operations excluding the impact of certain identified non-operational items. The company did not have any such non-operational items for exclusion in 2004, 2005, or 2006. Reconciliation of GAAP (Generally Accepted Accounting Principles) and operating results for historical periods can be found on the company’s website at www.bakerhughes.com/investor.

[2]	Quarter 4 2005 results for Completion and Production include a $5.1 million write-off of in-process research and development associated with the acquisition of the remaining interest in QuantX.

Oilfield Operations
     Unless otherwise noted, all comments in this section refer to Oilfield Operations, excluding WesternGeco.
     The following table details the percentage change in revenue in the first quarter 2006 compared to the first quarter 2005 and fourth quarter 2005.
Comparison of Revenue
(For the Three Months Ended March 31, 2006 Compared to the
Three Months Ended March 31, 2005 and December 31, 2005)
UNAUDITED

	March 31, 2005	December 31, 2005
Baker Atlas	21%	-12%
Baker Hughes Drilling Fluids	29%	15%
Hughes Christensen	43%	12%
INTEQ	30%	7%
Drilling & Evaluation Segment	29%	4%

Baker Oil Tools	24%	5%
Baker Petrolite	20%	12%
Centrilift	12%	-10%
Completion & Production Segment[1]	22%	4%

Oilfield Operations	26%	4%

[1]	Includes the Production Optimization business unit
     Oilfield Operations revenue was up 26% in the first quarter of 2006 compared to the first quarter of 2005, and up 4% sequentially compared to the fourth quarter of 2005. Operating profit before tax was up 57% compared to the first quarter of 2005 and up 16% sequentially compared to the fourth quarter of 2005. The quarterly year-over-year incremental pre-tax margin (a non-GAAP measure of the change in operating profit before tax divided by the change in revenue) was 42%. The pre-tax operating margin (a non-GAAP measure of operating profit before tax divided by revenue) in the first quarter of 2006 was 24% compared to 19% in the first quarter of 2005 and 21% in the fourth quarter of 2005. Every division posted double-digit pre-tax operating margins for the first quarter of 2006.
Drilling and Evaluation
     Drilling and Evaluation revenue was up 29% in the first quarter of 2006 compared to the first quarter of 2005, and up 4% sequentially compared to the fourth quarter of 2005. Baker Hughes Drilling Fluids, Hughes Christensen, and INTEQ recorded record revenue in the first quarter of 2006. Operating profit before tax was up 77% compared to the first quarter of 2005 and up 18% sequentially compared to the fourth quarter of 2005. Baker Hughes Drilling Fluids, Hughes Christensen, and INTEQ all achieved record operating profit before tax in the first quarter of 2006. The quarterly year-over-year incremental pre-tax margin was 50%. The pre-tax operating margin in the first quarter of 2006 was 26% compared to 19% in the first quarter of 2005 and 23% in the fourth quarter of 2005. Baker Atlas, Baker Hughes Drilling Fluids, Hughes Christensen, and INTEQ all posted record pre-tax operating margins in the first quarter of 2006.
Completion and Production
     Completion and Production revenue was up 22% in the first quarter of 2006 compared to the first quarter of 2005 and up 4% sequentially compared to the fourth quarter of 2005. Baker Oil Tools and Baker Petrolite recorded record revenue in the first quarter of 2006. Operating profit before tax was up 37% compared to the first quarter of 2005 and up 13% sequentially compared to the fourth quarter of 2005. Baker Oil Tools achieved record operating profit before tax in the first quarter of 2006. The quarterly year-over-year incremental pre-tax margin was 32%. The pre-tax operating margin in the first quarter of 2006 was 21% compared to 19% in the first quarter of 2005 and 20% in the fourth quarter of 2005. Baker Oil Tools posted record pre-tax operating margins in the first quarter of 2006.
Corporate, Net Interest and Other
     Corporate, net interest and other expenses were $56.5 million in the first quarter 2006, down $2.6 million from the first quarter 2005 and down $17.3 million from the fourth quarter 2005. Compared to the first quarter of 2005, the decrease in corporate, net interest and other costs was due primarily to a decrease in net interest expense partially offset by higher corporate expenses. On a sequential basis, the decrease was due to lower legal and compliance costs, lower costs associated with assets retained from the former Baker Process operations, favorable changes in foreign currency and lower net interest expense.
Geographic Highlights
     Revenue by geographic area for the three months ended March 31, 2006, December 31, 2005 and March 31, 2005, are detailed below. All results are unaudited and shown in millions. Additional information for prior periods beginning with the three months ended March 31, 2001 can be found on our website at www.bakerhughes.com/investor in the “investor relations/financial information” section of the website.
Revenue by Geography
(For the Three Months Ended March 31, 2006, December 31, 2005, and March 31, 2005)

					Total
	North	Latin	Europe, Africa,	Middle East, Asia	Oilfield
Three Months Ended	America[1]	America[2]	CIS[3]	Pacific[4]	Operations
March 31, 2006	$941.2	$185.7	$556.1	$379.0	$2,062.0
December 31, 2005	840.5	198.5	548.5	401.9	1,989.4
March 31, 2005	718.0	156.6	457.7	310.2	1,642.5

[1]United States and Canada.

[2]Mexico, Central America and South America.

[3]Europe, Africa, Russia and the Caspian area, excluding Egypt.

[4] Middle East and Asia Pacific, including Egypt.
     North American revenue increased 31% in the first quarter of 2006 compared to the first quarter of 2005 and increased 12% sequentially compared to the fourth quarter of 2005. Highlights included:
o	In the Gulf of Mexico, INTEQ completed its first deployment of record setting High Pressure TesTrak® and AutoTrak® formation testing and drilling systems. The tools were built to operate in an extremely high pressure environment potentially reaching 30,000 psi. The deployment was successful with formation pressures and excellent directional control in excess of 25,000 psi. The TesTrak system provided the assurance of wellbore stability while the AutoTrak system showed superior directional control in the challenging deepwater environment.

o	INTEQ completed the first deployment of an MWD/LWD suite containing CoPilot® drilling dynamics, LithoTrak™ advanced porosity LWD and TesTrak pressure testing while drilling for a super major in a Gulf of Mexico deepwater development project. Prior to INTEQ’s involvement, a competitor had attempted to drill the 14 1/2” x 16 1/2” hole in a single run on the three previous wells without success due to vibration-related failures. Using CoPilot real-time dynamics AutoTrak G3 RCLS, and INTEQ’s vibration mitigation procedures, the section was completed in one run without incident. LithoTrak LWD identified key formation permeability and porosity and a successful 16-sector density image was obtained throughout the entire 12 1/4” section. In addition, the TesTrak system defined nine gradients, recorded 114 tests and achieved 100% downlink efficiency.

o	Hughes Christensen’s Genesis® Rotary Steerable PDC technology set a new single run footage record drilling in a field offshore Newfoundland, Eastern Canada. An 8 1/2” Genesis PDC bit utilizing Zenith® Series cutters set a new Canadian rotary steerable footage record of 4,200 feet while exceeding the rate of penetration of a competitor’s bit. The new record is 28% further and 27% faster than the previous field record and 14% further than the old Eastern Canadian record.
     Latin American revenue increased 19% in the first quarter of 2006 compared to the first quarter of 2005 and decreased 6% compared to the fourth quarter of 2005. Highlights included:
o	In Venezuela, a Hughes Christensen 8 3/8” Genesis XT bit on a conventional motor assembly reduced drilling time by 30%. The performance improvement was achieved in head-to-head comparison, drilling back-to-back offset wells in the same field. Only one Genesis XT bit was needed to reach target depth, achieving 37% faster rate of penetration than a competitor’s bit.

o	An 8 1/4” AutoTrak system with a 12 1/4” Hughes Christensen bit set new drilling records in Eastern Venezuela, drilling a 9,500 foot interval in only 10 days compared to the customer’s estimate of 25 days. This was achieved in a deep directional well in one run instead of the three runs planned.

o	Working for an international oil company in Ecuador, Baker Atlas successfully performed an openhole logging operation on a 9,500 foot deviated well drilled with a slim 4 1/8” bit. Baker Atlas was the only company able to provide the services with the 3 1/8” OD HDIL-GR FOCUS string.
     Europe, Africa, and CIS revenue was up 21% in the first quarter of 2006, compared to the first quarter of 2005, and was up 1% sequentially compared to the fourth quarter of 2005. Highlights included:
o	Baker Hughes Drilling Fluids reported the first use of its PERFORMAX™ high-performance water based mud system in Nigeria. A supermajor used PERFORMAX to successfully drill and run casing on the 17 1/2” interval of a challenging well offshore Nigeria. PERFORMAX was used in lieu of a synthetic based mud to eliminate waste management costs associated with shipping and processing large volumes of cuttings.

o	Working for a super major in Russia, INTEQ drilled a challenging well that included the longest 8 1/2” section drilled to date in Sakhalin Island. During this 9,500 foot section, INTEQ’s Advantage Porosity Logging Service (APLS)SM, was run to target depth – a record run for an 8 1/2” hole on the project. The well was completed 20 days ahead of schedule. While directional control was a major concern, expertise of the INTEQ team kept the well on target and excellent quality image logs were produced from the entire run.

o	In the Southern North Sea, INTEQ deployed the first run of the 4 3/4” TesTrak formation pressure testing system. The tool took all 12 requested pressure points successfully, remained down hole for drill ahead, and came out of the hole fully-functional.

o	Baker Hughes Drilling Fluids announced the first commercial application of the PEFORMAX high-performance water based mud system in a 17 1/2” section in the Troll Field in the Norwegian sector of the North Sea.

o	Baker Petrolite introduced a new family of environmentally friendly demulsifiers under the TRETOLITE™ brand in the Norwegian sector of the North Sea, that are outperforming conventional chemistries while minimizing environmental impact.
     Middle East and Asia Pacific revenue was up 22% in the first quarter of 2006, compared to the first quarter of 2005 and down 6% sequentially compared to the fourth quarter of 2005. Highlights included:
o	In Saudi Arabia, INTEQ recently replaced a competitor after the competitor’s rotary steering system tools suffered three back-to-back failures. Mobilizing quickly, INTEQ deployed a 4 3/4” AutoTrak X-Treme® with a 6 1/8” Hughes Christensen bit. The remaining 4,000 feet of the well were drilled in One Fast Run, beating the current well rate of penetration by 55%.

o	Hughes Christensen’s Genesis rotary steerable PDC technology, coupled with INTEQ’s AutoTrak RCLS helped an operator cut drilling costs offshore Bombay by increasing penetration rates by 176%. The all Baker Hughes bottom hole assembly drilled the entire section of 3,800 feet in one run with excellent results. The Hughes Christensen bit was pulled in good condition with only slight wear on the cutting structure, and was used again in the subsequent well.

o	In Saudi Arabia, Baker Oil Tools successfully completed the first dual lateral intelligent well system. The completion was deployed in a 7” horizontal liner to control dual laterals using Baker Oil Tools HCM-A™ valves and feed-thru Premier® packers.
Outlook
     The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Factors affecting these forward-looking statements are detailed below under the section titled “Forward-Looking Statements” in this news release. These statements include the impact from the adoption of FAS 123(R), Share-Based Payment; the expected sale of our minority interest in WesternGeco to Schlumberger at the end of April, 2006; and the impact of expected stock repurchases. Statements regarding WesternGeco are based on information provided by WesternGeco, and therefore, are subject to the accuracy of that information. Additionally, forward-looking statements relating to WesternGeco are also subject to the factors listed in Forward-Looking Statements in this news release. These statements do not include the potential impact of any other acquisition, disposition, merger, joint venture, or other transaction that could occur in the future.
     We have increased our guidance for revenues and income from continuing operations and modified our guidance for net interest expense to reflect our revised outlook.
o	Revenues for the year 2006 are expected to be up 23-25% compared to the year 2005.

o	WesternGeco is expected to contribute $57 to $61 million in equity in income of affiliates through the end of April 2006.

o	Corporate and other expenses, excluding interest expense, are expected to be between $205 and $220 million for the year 2006.

o	Net interest expense is expected to be between $12 and $18 million for the year 2006.

o	The sale of our minority interest in WesternGeco is expected to result in a gain of approximately $1.05 billion, net of tax, or approximately $3.10 to $3.19 per share.

o	Income from continuing operations per diluted share is expected to be between $7.00 and $7.39 for the year 2006. Income from continuing operations per diluted share, excluding the gain on the sale of our minority interest in WesternGeco, is expected to be between $3.90 and $4.20 for the year 2006.

o	Capital spending is expected to be between $750 and $780 million for the year 2006.

o	Depreciation and amortization expense is expected to be between $460 and $475 million for the year 2006.

o	The tax rate on operating results for the year 2006 is expected to be between 33% and 34%.
Conference Call
     The company has scheduled a conference call to discuss the results of today’s earnings announcement as well as the sale of our minority interest in WesternGeco. The call will begin at 8:30 a.m. Eastern time, 7:30 a.m. Central time, on April 26, 2006. To access the call, which is open to the public, please contact the conference call operator at (800) 374-2469, or (706) 634-7270 for international callers, 20 minutes prior to the scheduled start time, and ask for the “Baker Hughes Conference Call.” A replay will be available through Wednesday, May 10, 2006. The number for the replay is (706) 645-9291 and the access code is 6774291. The call and replay will also be web cast on www.bakerhughes.com/investor.
Forward-Looking Statements
     This news release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “Forward–Looking Statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “may,” “likely” and similar expressions, and the negative thereof, are intended to identify forward–looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking-statements are also affected by the risk factors described in the company’s Annual Report on Form 10-K for the year ended December 31, 2005 and those set forth from time to time in our filings with the Securities and Exchange Commission. The documents are available through the company’s web site or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward–looking statement.
Our expectations regarding our business outlook, including changes in revenue, pricing, capital spending, profitability, strategies for our operations, impact of our common stock repurchases, oil and natural gas market conditions, market share and contract terms, costs and availability of resources, economic and regulatory conditions, and environmental matters are only our forecasts regarding these matters.
Our expectations with regard to the sale of our minority interest in WesternGeco, gains from the transaction and cash proceeds, net of tax, are subject to the completion of the transaction, tax and accounting treatment upon completion and the performance results of WesternGeco prior to completion. The risks and uncertainties regarding the completion of the sale of our interest in WesternGeco include, but are not limited to, failure of the parties to satisfy closing conditions. The company’s expectations regarding stock repurchases are subject to market conditions, such as the trading price for the company’s stock, and management’s discretion to discontinue stock repurchase at any time.
     These forecasts may be substantially different from actual results, which are affected by the following risk factors and the timing of any of those risk factors:
     Oil and gas market conditions – the level of petroleum industry exploration and production expenditures; drilling rig and oil and natural gas industry manpower and equipment availability; the price of, and the demand for, crude oil and natural gas; drilling activity; excess productive capacity; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as hurricanes, that affect exploration and production activities; OPEC policy and the adherence by OPEC nations to their OPEC production quotas; war, military action, terrorist activities or extended period of international conflict, particularly involving the U.S., Middle East or other major petroleum–producing or consuming regions; civil unrest or security conditions where we operate; expropriation of assets by governmental action.
     Pricing, market share and contract terms – our ability to implement and affect price increases for our products and services; the effect of the level and sources of our profitability on our tax rate; the ability of our competitors to capture market share; our ability to retain or increase our market share; changes in our strategic direction; the effect of industry capacity relative to demand for the markets in which we participate; our ability to negotiate acceptable terms and conditions with our customers, especially national oil companies; our ability to manage warranty claims and improve performance and quality; our ability to effectively manage our commercial agents.

     Costs and availability of resources – our ability to manage the rising costs and availability of sufficient raw materials and components (especially steel alloys, copper, carbide, and chemicals); our ability to recruit, train and retain the skilled and diverse workforce necessary to meet our business needs; manufacturing capacity and subcontracting capacity at forecasted costs to meet our revenue goals; the availability of essential electronic components used in our products; the effect of competition, particularly our ability to introduce new technology on a forecasted schedule and at forecasted costs; potential impairment of long–lived assets; the accuracy of our estimates regarding our capital spending requirements; unanticipated changes in the levels of our capital expenditures; the need to replace any unanticipated losses in capital assets; the development of technology by us or our competitors that lowers overall finding and development costs; labor–related actions, including strikes, slowdowns and facility occupations.
     Litigation and changes in laws or regulatory conditions – the potential for unexpected litigation or proceedings; the legislative, regulatory and business environment in the U.S. and other countries in which we operate; outcome of government and internal investigations and legal proceedings; new laws, regulations and policies that could have a significant impact on the future operations and conduct of all businesses; changes in export control laws or exchange control laws; additional restrictions on doing business in countries subject to sanctions; financial impact of exiting certain countries; changes in laws in Russia or other countries identified by management for immediate focus; changes in accounting standards; changes in tax laws or tax rates in the jurisdictions in which we operate; resolution of audits by various tax authorities; ability to fully utilize our tax loss carryforwards and tax credits.
     Economic conditions – worldwide economic growth; the effect that high energy prices may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in international locations where we operate; the condition of the capital and equity markets in general; our ability to estimate the size of and changes in the worldwide oil and natural gas industry. Changes in the price of our stock may affect the results and timing of our stock repurchase program.
     Environmental matters – unexpected, adverse outcomes or material increases in liability with respect to environmental remediation sites where we have been named as a potentially responsible party; the discovery of new environmental remediation sites; changes in environmental regulations; the discharge of hazardous materials or hydrocarbons into the environment.
Baker Hughes is a leading provider of
drilling, formation evaluation, completion and production
products and services to the worldwide oil and gas industry.
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NOT INTENDED FOR BENEFICIAL HOLDERS